HJ & ASSOCIATES, L.L.C.
                  Certified Public Accountants and Consultants
                        50 South Main Street, Suite 1450
                           Salt Lake City, Utah 84144
                     Tel: (801) 328-4408 Fax: (801) 328-4461


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Equity Technologies & Resources, Inc., on Form S-8 to be filed on or about September 6, 2000, with the Securities and Exchange Commission our report dated May 30, 2000 on the financial statements of Equity Technologies & Resources, Inc., which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the financial statements as of March 31, 2000 and December 31, 1999.


HJ & Associates, LLC
Salt Lake City, Utah
September 6, 2000